GROWERS DIRECT COFFEE COMPANY, INC.

2813 7TH Street, Berkeley, California, 94710 Tel: 510-204 9424 Fax: 510-644 2808

PRIVATE & CONFIDENTIAL

April 16, 2008

Mr. Vincent Cafici
4422 Oak Beach Assn.
Oak Beach, NY 11702

Dear Mr. Vincent Cafici;

RE: ENGAGEMENT AGREEMENT

This letter agreement (the "Agreement") sets forth the services to be provided by Vincent Cafici ("Cafici") to Growers Direct Coffee Company, Inc. (the "Company") and the terms and conditions under which such services shall be performed (the "Engagement").

1. Engagement. Subject to the terms set forth herein, the Company hereby engages Cafici and retains Cafici to serve as the Chief Financial Officer and Secretary of the Company and Cafici hereby accepts the position of Chief Financial Officer and Secretary effective as of April 16, 2008 (the "Effective Date").

2. Duties. Cafici will perform such duties customarily performed by the Chief Financial Officer and Secretary as contained in the Appendix A to this letter and such other duties as reasonably requested by the Chairman, Chief Executive Officer or the Board of Directors of the Company (the "Board"). These duties will include, but not be limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act provided said filings are in proper form and comply with applicable rules and regulations. It is understood that Cafici has other business interests and responsibilities but that he does not anticipate any significant time conflicts and it is further understood that Cafici will be entitled to continue to engage in outside business interest so long as same do not directly conflict with the Company. Cafici will devote the time and attention necessary to fulfill these duties to the Company.

3. Term. The term of Cafici's Engagement hereunder is for thirty six (36) months unless terminated sooner in accordance with the provisions of Section 4 below. The term of Cafici's Engagement hereunder shall commence on the Effective Date and shall continue on for thirty six months and expire on April 15, 2011.

4. Termination. The Company shall have the right to terminate Cafici's Engagement with the Company at any time with or without cause and with or without notice. In the event of termination prior to the end of a calendar month, the Company shall pay Cafici fees for the full month for the portion of the month that the Engagement was effective.

5. Compensation. The Company shall make monthly management fee payment of ten thousand dollars ($10,000) to Cafici on the 25th day of each month. In addition The Company will grant One Million Five Hundred Thousand, (1,500,000) S8 registered shares of the common stock of the company on April 16, 2008.

6. Bonus and Stock Options
(a) In further consideration of the services to be rendered under this Agreement, Company hereby grants Cafici Stock Options. Cafici shall have an option to purchase up to five hundred thousand (500,000) shares of Company's Common Stock, prior to January 1, 2010, at an exercise price of 50 cents per share. The Stock Option shall be fully vested on the effective date of April 16, 2008.

(a) During the Engagement, Cafici will receive an annual bonus amount that will be paid eighty percent (80%) in registered common shares of the Company,. and twenty percent (20%) in cash. The registered shares shall be registered pursuant to a Form S-8 registration. The bonus amount will be five percent (5%) of the appreciation of the Company's Market Capitalization (as defined below) during the term of the engagement.

(i) "Market Capitalization" at any given time shall be calculated by multiplying the average of a 10-trading day closing price by the number of outstanding shares of capital stock on the 10th trading day. To determine the appreciation during the Engagement, the Market Capitalization calculated using the 10-trading day period ending on the Effective Date will be subtracted from the Market Capitalization calculated using the 10-trading day period ending on the annual anniversary date of the Engagement (the " Market Capitalization").

(ii) Should an acquisition in one or a series of related transactions of 50% or more of the voting securities of the Company, directly or indirectly, by any person, other than the Company or any affiliate of the Company, occur within 12 months of the termination date of the Engagement, and the per share consideration paid multiplied by the then outstanding shares of capital stock (the "Disposition Value") is greater than the Termination Market Capitalization, Cafici shall receive an additional bonus equal to three percent (3%) of the difference obtained by subtracting the Termination Market Capitalization from the Disposition Value; provided, however, that the additional bonus shall not be paid if the Engagement is terminated by either party prior to 6 months from the Effective Date.

7. Expense Reimbursement. Cafici will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Company or paid by Cafici on behalf of the Company provided, that such out-of-pocket expenses shall not exceed $1,000 per month without Board approval. Expenses for ordinary course travel on Company business will not be subject to the $1,000 monthly limitation. Cafici will be reimbursed within 30 days of submission of reasonable documentation for such expenses. In no event, will Cafici be reimbursed later than 30 days following the close of the calendar year in which such expenses were incurred.

8. Severance Payment.
If the Company at its sole discretion terminates the Engagement anytime with or without cause, after the Effective Date, Cafici will not receive any severance payment. "Cause" shall be defined as any act or series of acts which are illegal, negligent, constitute willful misconduct, immoral, or otherwise have impact on the Company and/or its business activities.

9. Deferred Compensation. Any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on account of the completion or termination of the Engagement shall be delayed to the minimum extent and in the minimum amount necessary so as to comply with Section 409A and the regulations there under; provided, however, that the bonus set forth in Section 5 shall be paid immediately if there is a change of control within the meaning of Section 409A of the Internal Revenue Code regardless of whether there is a termination.

10. Benefits and Taxes. Cafici shall be entitled to any benefits paid by the Company to its employees. Cafici shall be solely responsible for any tax consequences applicable to Cafici by reason of this Agreement and the services performed hereunder. The Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Cafici's performance of management services hereunder.

11. Confidential Information, Rights and Duties.

(a) Cafici specifically agrees that he shall not at any time, either during or subsequent to the term of the Engagement, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company's sales and marketing methods, programs and related data, or other written records used in the Company's business; the Company's computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of any employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company's business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which Cafici might prepare, use, construct, observe, posses or control, shall be and shall remain the Company's sole property.

(b) For purposes of this Agreement, the term "confidential information" shall not include any information that: (i) has been made public by the Company (other than by acts of Cafici in violation of this Agreement or other obligation of confidentiality); (ii) Cafici is legally compelled to disclose; provided that Cafici notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses his best efforts to obtain assurances that confidential treatment will be accorded to such information; or (iii) is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

(c) Any wrongful interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Cafici or any of their agents after the term of the Engagement shall be treated and acknowledged by the parties as a material breach of this Agreement.

(d) Cafici's duties under this Section 11 shall survive termination of the Engagement. Cafici acknowledges that a remedy at law for any breach or threatened breach by Cafici of the provisions of this Section 10 would be inadequate, and Cafici agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

12. Indemnification and D&O Insurance. The Company shall indemnify, forever defend, and hold Cafici free and harmless from any and all liabilities, assessments, obligations, debts, damages, fees, fines, penalties, interest, judgments, liens or other claims that may ever be claimed to exist against Cafici as a result of Cafici's work on behalf of Company and/or as a result of Cafici executing this Agreement, except to the extent resulting from Cafici's gross negligence or willful misconduct.

The Company shall enter into an indemnification agreement with Cafici in the form entered into with each of the Company's officers and directors. Such indemnification Agreement shall be effective upon the Effective Date. The Company will furnish Cafici with a copy of its current D&O liability policy and will agree to consult with Cafici if the Company intends to decrease the coverage currently provided.

13. Dispute Resolution. In the instance of a dispute between the Company and Cafici that is incapable of being resolved by them to their mutual satisfaction, after good faith resolution negotiations, and within thirty (30) days of the formal notification from Cafici or Company of such dispute, the complaining Cafici shall have the right to seek such remedies as are available at law and in equity, as shall the Company. In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance. Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

14. General Provisions.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy, to the Company at its primary office location and to Cafici at the following address: 4422 Oak Beach Assn. Oak Beach, NY 11702

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein

(c) Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d) Complete Agreement. This Agreement, the stock option agreement and the indemnification agreement to be effective upon the Effective Date constitute the entire agreement between Cafici and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Cafici and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Cafici and the Chairman of the Board. This Agreement supersedes the agreement dated September 1 2007 between Company and Cafici. Upon execution this Agreement the September 1, 2007 agreement is terminated.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

(f) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

(g) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Cafici and the Company and their respective successors, assigns, heirs, executors and administrators, except that Cafici may not assign any of their duties hereunder and may not assign any of their rights hereunder without the written consent of the Company.

(h) Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action. In no event, will a party entitled to reimbursement be reimbursed later than thirty days following the close of the calendar year in which in such action is finally resolved.

(i) Arbitration. To provide a mechanism for rapid and economical dispute resolution, Cafici and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Las Vegas, Nevada and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator's decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 12(i) or in this Agreement is intended to prevent Cafici or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(j) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Nevada as applied to contracts made excluding the rules on conflicts of law.

(k) Currency. All dollar amounts stated in this Agreement are in United States dollars.

If you are in agreement with the terms set forth herein, please sign and return a copy of this Agreement to me.

Yours truly

4/16/08

GROWERS DIRECT COFFEE COMPANY, INC.
On Behalf of the Board

Agreed to and Accepted

Vincent Cafici
4/16/08